Contact:	Contact:

Mary Coleman	Anne Marie Fields
Director of Investor Relations	Lippert/Heilshorn & Associates
Savient Pharmaceuticals, Inc.	afields@lhai.com
information@savient.com	(212) 838-3777
(732) 418-9300
Savient Pharmaceuticals Reports Third Quarter and
Year-to-Date 2007 Financial Results
EAST BRUNSWICK, N.J. – Oct 30, 2007 – Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today reported financial results for the three and nine months ended September 30, 2007. For the third quarter, the Company ended with a net loss of $14.6 million, or $0.28 per basic and diluted share on total revenues of $2.6 million. The company ended the quarter with $153.3 million in cash and investments, a reduction of $10.4 million and $26.1 million in the third quarter and year to date 2007, respectively.
“The financial results were in line with our internal expectations,” stated Christopher Clement, President and Chief Executive Officer. “In addition, we recently achieved another important milestone with the completion of our Phase 3 clinical trials for Puricase® (pegloticase), our unique treatment option for patients who suffer from treatment-failure gout. We have now turned our focus to analyzing the clinical data so that we will be in a position to report top-line results before the end of 2007.”
Three months ended September 30, 2007
Total revenues for the third quarter of 2007 were $2.6 million that represented a decrease of $13.3 million, or 84% from the same period in 2006. This decrease was primarily due to lower product sales of $14.7 million for Oxandrin®, the Company’s product to promote weight gain following involuntary weight loss, due to generic competition, which was initiated in December 2006. This decrease was partially offset by higher revenues of $1.2 million from our authorized generic of Oxandrin, oxandrolone.
Research and development expenses for the third quarter of 2007 were $12.1 million, an increase of $6.6 million from the same period in 2006. This increase was primarily due to clinical activities related to Puricase including the Phase 3 clinical trials and the open label extension clinical trial, and manufacturing validation and development expenses in support of the preparation and filing of a Biologics License Application (BLA).
Selling, general and administrative expenses for the third quarter of 2007 were $6.8 million, a decrease of $0.7 million from the same period in 2006. This decrease was primarily due to a reduction in Oxandrin promotional activities and termination of our Oxandrin sales force in the beginning of 2007 due to the generic competition.
Nine months ended September 30, 2007
Total revenues for the first nine months of 2007 were $12.1 million, a decrease of $27.2 million from the same period in 2006 primarily due to decreased product sales of Oxandrin. Product sales of Oxandrin were lower by $31.6 million offset partially by revenues from the sale of our authorized generic, oxandrolone, of $4.5 million.

Research and development expenses for the first nine months of 2007 were $36.2 million, an increase of $23.3 million from the same period in 2006. This increase was primarily due to clinical trial expenses and manufacturing activities related to Puricase.
Selling, general and administrative expenses for the first nine months of 2007 were $21.3 million, a decrease of $5.4 million from the same period in 2006. This decrease was primarily due to a reduction in Oxandrin promotional activities and termination of our Oxandrin sales force in the beginning of 2007 due to generic competition, and a reduction in financial consulting expenses.
The net loss for the nine months ended September 30, 2007 was $32.0 million or $0.61 per basic and diluted share compared with net income of $69.1 million, or $1.13 and $1.12 per basic and diluted share, respectively, for the same period in 2006. This change was due primarily to the gain on the sale of the Company’s UK subsidiary that occurred in the third quarter of 2006 in addition to the operational results noted above.
Other Financial Highlights
In September 2007, the Company filed its Federal Income Tax Return for fiscal year end 2006. In December 2006, the Company had made an estimated federal tax payment of approximately $20.5 million based on the estimated gain on the sale of its subsidiary in the United Kingdom in 2006. In the Federal Income Tax Return filed in September, the Company was able to utilize recently identified research and development tax credits against its 2006 tax liability, resulting in an income tax receivable on the balance sheet as of September 30, 2007 of $4.6 million, all of which was received in October 2007. At the end of 2007, the Company will utilize net operating losses generated in 2007 against the balance of taxes paid in 2006 in order to recover an additional portion of the taxes paid in 2006.
RECENT OPERATIONAL HIGHLIGHTS
-	Completed Phase 3 clinical trials of Puricase in October 2007.

-	Received generic name approval of pegloticase for Puricase.
CONFERENCE CALL
Savient will host a live web cast to review third quarter 2007 results on October 31, 2007 at 10:00 a.m. EST. Both the live and archived web cast can be accessed from the Investor Relations page of Savient’s website at www.savient.com. A digital recording of the web cast will be available following the conclusion of the call and will be archived for thirty days. To access the recording, use the Dial-In Number and the Conference ID listed below.
Dial: (800) 642-1687 (domestic) or (706) 645-9291 (international)
Conf ID: 20164473
ABOUT SAVIENT PHARMACEUTICALS, INC.
Savient Pharmaceuticals is a biopharmaceutical company engaged in developing and distributing pharmaceutical products that target unmet medical needs in both niche and broader markets. The Company’s lead product development candidate, Puricase® for treatment-failure gout, has reported positive Phase 1 and 2 clinical data. Patient dosing in the Phase 3 clinical studies began in June 2006; patient enrollment was completed in March 2007, and the Phase 3 clinical studies were completed in October 2007. Pegloticase became the official generic name for Puricase assigned by the USAN Council replacing the previously used name of PEG-uricase. Savient’s experienced management team is committed to advancing its pipeline and expanding its product portfolio by in-licensing late-stage compounds and exploring co-promotion and co-development opportunities that fit the Company’s expertise in specialty pharmaceuticals and biopharmaceuticals with an initial focus in rheumatology. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc. Further information on Savient can be accessed by visiting: www.savient.com.
FORWARD-LOOKING LANGUAGE
This news release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond Savient’s control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about Savient’s business and the biopharmaceutical and specialty pharmaceutical industries in which Savient operates. Such risks and uncertainties include, but are not limited to, Savient’s stock price and market conditions, delay or failure in developing Puricase® and other product candidates, difficulties of expanding Savient’s product portfolio through in-licensing, introduction of generic competition for Oxandrin®, fluctuations in buying patterns of wholesalers, potential future returns of Oxandrin or other products, Savient’s continuing to incur substantial net losses for the foreseeable future, difficulties in obtaining financing, potential development of alternative technologies or more effective products by competitors, reliance on third-parties to manufacture, market and distribute many of Savient’s products, (economic, political and other risks associated with foreign operations) risks of maintaining protection for Savient’s intellectual property, risks of an adverse determination in ongoing or future intellectual property litigation, and risks associated with stringent government regulation of the biopharmaceutical industry. Savient may not actually achieve the plans, intentions or expectations disclosed in Savient’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that Savient makes. Stockholders should not place undue reliance on the forward-looking statements, which speak only as to the date of this press release. Savient’s forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that Savient may make. Except as required by law, Savient does not assume any obligation to update any forward-looking statements.
SVNT-I
(Tables to Follow)
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SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	September 30,	December 31,
	2007	2006
Assets:
Current Assets:
Cash, cash equivalents and short-term investments	$153,279	$179,396
Accounts receivable, net	1,318	3,517
Notes receivable	637	644
Inventories, net	3,263	4,203
Income taxes receivable	4,587	—
Recoverable income taxes	2,474	—
Prepaid expenses and other current assets	4,096	7,098

Total current assets	169,654	194,858

Non-current assets:
Deferred income taxes	1,400	—
Property and equipment, net	1,385	1,139
Other assets	1,280	1,896

Total assets	$173,719	$197,893

Liabilities And Stockholders’ Equity:
Current Liabilities:
Accounts payable	$3,012	$4,552
Deferred revenue	1,049	416
Other current liabilities	12,309	15,196

Total current liabilities	16,370	20,164

Other liabilities	6,709	43
Commitments and contingencies
Stockholders’ Equity:
Preferred stock — $.01 par value 4,000,000 shares authorized; no shares issued	—	—
Common stock — $.01 par value 150,000,000 shares authorized; 53,415,000 shares issued and outstanding at September 30, 2007 and 52,309,000 shares issued and outstanding at December 31, 2006	534	523
Additional paid in capital	198,823	189,496
Accumulated deficit	(50,817)	(14,316)
Accumulated other comprehensive income	2,100	1,983

Total stockholders’ equity	150,640	177,686

Total liabilities and stockholders’ equity	$173,719	$197,893

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Product sales, net	$2,532	$15,889	$12,011	$39,152
Other revenues	48	32	124	132

	2,580	15,921	12,135	39,284

Cost and expenses:
Costs of goods sold	—	1,351	288	3,570
Research and development	12,135	5,519	36,154	12,933
Selling, general and administrative	6,782	7,464	21,311	26,743
Commissions and royalties	—	—	—	5

	18,917	14,334	57,753	43,251

Operating income (loss) from continuing operations	(16,337)	1,587	(45,618)	(3,967)
Investment income	2,159	2,820	6,829	4,626
Other income (expense), net	(93)	(28)	(424)	8,269

Income (loss) from continuing operations before income taxes	(14,271)	4,379	(39,213)	8,928
Income tax expense (benefit)	294	1,022	(7,173)	1,026

Income (loss) from continuing operations	(14,565)	3,357	(32,040)	7,902
Income from discontinued operations, net of income taxes	—	58,512	—	61,187

Net income (loss)	$(14,565)	$61,869	$(32,040)	$69,089

Earnings (loss) per common share, from continuing operations:
Basic	$(0.28)	$0.06	$(0.61)	$0.13

Diluted	$(0.28)	$0.05	$(0.61)	$0.13

Earnings per common share, from discontinued operations:
Basic	$—	$0.96	$—	$1.00

Diluted	$—	$0.96	$—	$0.99

Earnings (loss) per common share:
Basic	$(0.28)	$1.02	$(0.61)	$1.13

Diluted	$(0.28)	$1.01	$(0.61)	$1.12

Weighted average number of common and common equivalent shares:
Basic	52,603	60,433	52,342	61,000
Diluted	52,603	61,174	52,342	61,675